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               Consent of Independent Certified Public Accountants



The Board of Directors
Capital Markets Assurance Corporation:


We consent to the use of our report included in the Form 8-K of Headlands Mortgage Securities Inc., and to the reference to our firm under the heading "Experts" in the Prospectus Supplement for Headlands Home Equity Loan Trust 1997-1.



                                        /s/ KPMG Peat Marwick LLP


New York, New York
August 15, 1997